UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
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Securities Exchange Act of 1934
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Additional Information Regarding Tiffany & Co.’s Annual Meeting of Shareholders to be Held on June 1, 2020

Tiffany & Co. issued the following press release on May 18, 2020, which relates to its proxy statement dated April 20, 2020, and furnished to its shareholders in connection with the solicitation of proxies for use at its annual meeting of shareholders to be held on Monday, June 1, 2020.

This supplement is being filed with the Securities and Exchange Commission and was made available to shareholders on May 18, 2020.
This supplement should be read in conjunction with Tiffany & Co.’s proxy statement dated April 20, 2020.
TIFFANY & CO.

NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Jason Wong
(973) 254-7612
jason.wong@tiffany.com

TIFFANY TO HOLD VIRTUAL 2020 ANNUAL SHAREHOLDER MEETING

New York, N.Y., May 18, 2020 - Tiffany & Co. (NYSE: TIF) (the “Company”) announced today that it is changing the format of its 2020 annual meeting of shareholders (the “2020 Annual Meeting”) from an in-person meeting to a virtual one due to public health concerns surrounding the outbreak of the novel coronavirus (COVID-19) and to prioritize the health and well-being of its employees, shareholders and other community members. The original date and time of the 2020 Annual Meeting, as well as the matters to be voted on at the 2020 Annual Meeting, remain unchanged.

Although shareholders will not be able to attend the 2020 Annual Meeting in person, they will be able to join the virtual meeting as set forth below:
Virtual Meeting Date: Monday, June 1, 2020
Virtual Meeting Time: 2:30 p.m. (EDT)
Virtual Meeting Link: www.virtualshareholdermeeting.com/TIF2020

Shareholders of record at the close of business on April 2, 2020, the record date for the 2020 Annual Meeting, are entitled to participate in the virtual meeting and will need their assigned 16-digit control number to vote shares electronically. Additionally, these shareholders can submit questions related to the matters to be voted on at the 2020 Annual Meeting during the live webcast of the meeting by using the instructions on the virtual meeting website. The control number can be found on the proxy card, voting instruction form, or other previously received notices. Those without a control number may attend the virtual meeting as guests but will not have the option to vote or ask questions. Technical assistance will be available for attendees who experience an issue accessing the virtual meeting. Contact information for technical support will appear on the virtual meeting website prior to the start of the 2020 Annual Meeting.

Whether or not shareholders plan to attend the 2020 Annual Meeting, all shareholders are encouraged to vote their shares and submit their proxy in advance of the meeting by one of the methods described in the previously distributed proxy materials for the 2020 Annual Meeting. The proxy card included with the previously distributed proxy materials will not be updated to reflect the change to a virtual meeting format and may continue to be used to vote shares in connection with the 2020 Annual Meeting. Shareholders who have already voted their shares do not need to vote them again because of this change in meeting format. Any shareholder who has not voted prior to the day of the 2020 Annual Meeting may do so by following the applicable voting instructions on the virtual meeting website.

A list of shareholders entitled to vote at the 2020 Annual Meeting will be available for review by interested shareholders at the offices of the Company, 200 Fifth Avenue, New York, NY, beginning on May 22, 2020. Please contact the Company’s Investor Relations Department by sending an email to jason.wong@tiffany.com if you wish to inspect the list prior to the meeting. To access the list during the 2020 Annual Meeting, please use the virtual meeting link set forth above.

About Tiffany & Co.:
In 1837, Charles Lewis Tiffany founded his company in New York City where his store was soon acclaimed as the palace of jewels for its exceptional gemstones. Since then, TIFFANY & CO. has become synonymous with elegance, innovative design, fine craftsmanship and creative excellence. During the 20th century fame thrived worldwide with store network expansion and continuous cultural relevance, as exemplified by Truman Capote’s Breakfast at Tiffany’s and the film starring Audrey Hepburn.

Today, with more than 14,000 employees, TIFFANY & CO. and its subsidiaries design, manufacture and market jewelry, watches and luxury accessories - including more than 5,000 skilled artisans who cut diamonds and craft jewelry in the Company’s workshops, realizing its commitment to superlative quality. The Company operates more than 300 TIFFANY & CO. retail stores worldwide as part of its omnichannel approach. To learn more about TIFFANY & CO. as well as its commitment to sustainability, please visit www.tiffany.com.

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